UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 26, 2014

Date of Report (Date of earliest event reported)

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	000-22081	48-1056429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Kansas Avenue, Kansas City, Kansas	66105
(Address of principal executive offices)	(Zip Code)

(913) 621-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.  Entry into a Material Definitive Agreement.

On March 26, 2014, Epiq Systems, Inc. (“Epiq”) entered into the First Amendment (“First Amendment”) to its existing Credit Agreement, dated August 27, 2013 (“Existing Credit Facility”), among Epiq, certain of its domestic subsidiaries party thereto as guarantors, a syndicate of banks and institutional investors as lenders, and KeyBank National Association, PNC Bank National Association and Silicon Valley Bank as joint lead arrangers.

The First Amendment of the Existing Credit Facility amends, among other things, Epiq’s two senior secured term loan interest rate options, the selection of which is at the discretion of management, as follows: (a) 2.50% (from 2.75%) plus prime rate subject to a 1.75% (from 2%) floor, or (b) 3.50% (from 3.75%) plus one, two, three or six month LIBOR rate subject to a 0.75% (from 1%) LIBOR floor. The First Amendment also resets the six month period for the applicability of a 1% prepayment premium with respect to repricing transactions pursuant to which term loans are prepaid or repriced, such that the prepayment premium will apply to any such repricing transactions which occur prior to the six month anniversary of the date of the First Amendment.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the First Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

On March 27, 2014, Epiq issued a press release announcing the First Amendment, which is furnished herewith as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are filed as part of this report:

10.1                                                                First Amendment, dated March 26, 2014, to the Credit Agreement dated as of August 27, 2013, among Epiq Systems, Inc. and the domestic subsidiaries named therein as guarantors, a syndicate of banks and institutional investors as lenders, KeyBank National Association as the LC issuer, swing line lender, administrative agent.

99.1                                                             Press release, dated March 27, 2014, announcing the entry into the Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIQ SYSTEMS, INC.

Date: March 27, 2014

	By:	/s/ Tom W. Olofson
	Name:	Tom W. Olofson
	Title:	Chairman of the Board, Chief Executive Officer and Director